Exhibit 10.11

THIRD AMENDED AND RESTATED

COMPANY AGREEMENT

SHARYLAND DISTRIBUTION

&

TRANSMISSION SERVICES, L.L.C.

i

ii

iii

THIRD AMENDED AND RESTATED COMPANY AGREEMENT

OF SHARYLAND DISTRIBUTION & TRANSMISSION SERVICES, L.L.C.

THIS THIRD AMENDED AND RESTATED COMPANY AGREEMENT (herein called this “Agreement”) is made and entered into on January 29, 2015 to be effective as of the Effective Date (as hereinafter defined), by and between Sharyland Utilities, L.P., a Texas limited partnership (“Sharyland Utilities” or the “Sharyland Member”), and Transmission and Distribution Company, L.L.C., a Texas limited liability company (formerly known as Texas T&D Company, L.L.C., the “TDC Member”).

Certain capitalized terms used in this Agreement have the meaning assigned to them in Article II.

WITNESSETH:

WHEREAS, the Members entered into the Second Amended and Restated Company Agreement of Sharyland Distribution & Transmission Services, L.L.C. (the “Company”) as of November 23, 2010 (the “Company Agreement”);

WHEREAS, the TDC Member is owned by InfraREIT Partners, LP (the “Operating Partnership”);

WHEREAS, immediately following the consummation of the initial public offering of InfraREIT (the “REIT IPO”), the current general partner of the Operating Partnership will merge with and into InfraREIT, with InfraREIT surviving the merger and succeeding to all of the rights, powers, authority, duties and obligations as general partner of the Operating Partnership; and

WHEREAS, in connection with the foregoing, the Members desire to amend the terms of the Company Agreement in certain respects and restate the Company Agreement as so amended, effective as of the date the REIT IPO is consummated (the “Effective Date”).

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend and restate the Company Agreement in its entirety to read as follows:

ARTICLE I.

THE COMPANY

Section 1.1 Organization as Limited Liability Company. The Sharyland Member and the TDC Member organized, created and formed the Company as a limited partnership under the Texas Limited Partnership Law (which has the meaning set forth in the Texas Business Organizations Code) on June 28, 2006, by filing with the Secretary of State of the State of Texas a certificate of limited partnership that complied with the requirements of the Texas Limited Partnership Law for the formation of a limited partnership thereunder. Pursuant to a plan of conversion duly adopted by the Members and a certificate of conversion and a certificate of formation (the “Certificate”) filed with the Secretary of State of the State of Texas on December 14, 2009, the Company converted from a limited partnership to a limited liability company formed under the Act. The Company shall continue uninterrupted as a limited liability company under the Act, and the Members agree that this Agreement replaces and supersedes in its entirety the Company Agreement. The Members further agree and obligate themselves to execute, acknowledge, file, record and/or publish, as necessary, such amendments to the Certificate and such other certificates and documents and to take all other action required by law to perfect and maintain the Company as a limited liability company under the Act and in all other jurisdictions in which the Company may elect to conduct business.

Section 1.2 Names and Addresses of Members. The name and address of the Sharyland Member is Sharyland Utilities, L.P., 1807 Ross Avenue, Dallas, Texas 75201. The name and the address of the TDC Member is Transmission and Distribution Company, L.L.C., 1807 Ross Avenue, 4th Floor, Dallas, Texas 75201.

Section 1.3 Name. The name of the Company is Sharyland Distribution & Transmission Services, L.L.C., a Texas limited liability company (formerly known as Sharyland Distribution & Transmission Services, L.P., a Texas limited partnership), and all business of the Company shall be conducted in such name unless under the law of some jurisdiction in which the Company does business such business must be conducted under another name. In such a case, the business of the Company in such jurisdiction may be conducted under such other name or names (except the name of the TDC Member or any Person or Entity that is a member of the TDC Member or that is otherwise associated with the TDC Member) as the Sharyland Member shall determine to be necessary. The Sharyland Member shall cause to be filed on behalf of the Company such assumed or fictitious name certificate or certificates or similar instruments as may from time to time be required by law.

Section 1.4 Registered Office; Registered Agent. The registered office of the Company in the State of Texas is located at CT Corporation System, 350 North St. Paul Street, Dallas, Texas 75201, and the registered agent for service of process on the Company is CT Corporation System. The registered office and registered agent for service of process may be changed if Approved by the Members.

Section 1.5 Principal Place of Business. The principal place of business of the Company is located at 1807 Ross Avenue, Dallas, Texas 75201 or at such other place as may be Approved by the Members.

Section 1.6 Purpose. Subject to the other provisions of this Agreement, the Members intend that the Company will own the Systems owned by the Company as of the date hereof and from time to time consider and provide for any improvements to and expansions of any System then owned by the Company and/or acquire or construct electrical transmission or distribution facilities, in each case, as may be consistent with an Approved Annual Business Plan, and to take all such other actions incident to any of the foregoing as are necessary or desirable pursuant to the terms of this Agreement. Except as otherwise provided in this Agreement or in the Approved Annual Business Plan, the Company shall not engage in any other activity or business, and no Member shall have any authority to hold itself out as a general agent of the other Member in connection with these or any other businesses or activities.

Section 1.7 Duration. The Company commenced on June 28, 2006 and shall continue unless terminated pursuant to Article XIII.

Section 1.8 Right of Competition.

(a) The Members hereby expressly agree that, except as set forth in any Lease Agreement, the Development Agreement or as otherwise may be agreed by both Members, (i) there is no duty or obligation of a Member or its Affiliates to offer to the Company or its other Members or their Affiliates any particular business opportunity, project or property which may become available to such Member or its Affiliates, and (ii) to the extent permitted by Applicable Law and subject to the foregoing, the Members waive any duties or obligations of the other Members and their Affiliates under Applicable Law to offer to the Company or such Members or their Affiliates any such business opportunity, project or property.

(b) Subject to (x) a Member’s obligations under this Agreement, (y) any other agreement to which a Member or any of its Affiliates may be a party or by which it may be bound and (z) Applicable Laws, it is understood and agreed that (i) each of the Members shall devote its time to the Company’s business as may be necessary to carry out its duties and obligations set forth herein and (ii) any Member and its Affiliates may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including the ownership, acquisition, development, operation and management of Systems and/or any other business venture which may be in direct or indirect competition with the business and assets of the Company (subject to the obligations and restrictions set forth in Section 1.8(a) or as may otherwise be agreed by the Members). Subject to (x) a Member’s obligations under this Agreement, (y) any other agreement to which such Member or any of its Affiliates may be a party or by which it may be bound and (z) Applicable Laws, (A) neither the Company nor any other Members or their Affiliates shall have any right, title or interest in or to such independent ventures or to any profits therefrom, (B) to the extent permitted by Applicable Laws, no Member or any of its Affiliates shall be in breach of its duties or obligations to the Company or other Members or their Affiliates under Applicable Laws by engaging in such independent ventures and (C) each Member and the Company hereby waives any right or claim it may have against a Member or any of its Affiliates or any of their successors with respect to any such independent ventures or the income or profits therefrom.

ARTICLE II.

CERTAIN DEFINITIONS

Section 2.1 Definitions. When used in this Agreement, the following terms will have the meanings respectively indicated:

“704(c) Value” of any Contributed Property shall mean the fair market value of such property at the time of contribution as determined by the Sharyland Member using such reasonable method of valuation as it may adopt; provided, however, subject to Article IV, the Sharyland Member shall, in its sole and absolute discretion, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Value of Contributed Properties in a single or integrated transaction among each separate property on a basis proportional to its fair market values.

“Accountants” shall mean such firm of nationally-recognized independent certified public accountants as may be Approved by the Members.

“Act” shall mean the Texas Limited Liability Company Law as set forth in the Texas Business Organizations Code, as the same may be amended from time to time.

“Adjusted Capital Account” shall mean the Capital Account maintained for each Member as of the end of each Fiscal Year (i) increased by any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(l) and 1.704-2(i)(5) and (ii) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-l(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” shall mean, with respect to any Member, the deficit balance, if any, in such Member’s Adjusted Capital Account as of the end of the relevant Fiscal Year.

“Adjusted Property” shall mean any property the Carrying Value of which has been adjusted pursuant to Section 3.4.

“Affiliate” shall mean (a) any Person directly or indirectly Controlling, Controlled by or under common Control with the Person in question, and (b) any officer, director, member, or partner of the Person in question or of any Person described in subsection (a) or (b) of this paragraph.

“Agreed Value” shall mean (i) in the case of any Contributed Property, the 704(c) Value of such property as of the time of its contribution to the Company, reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, as the same is reflected in the books and records of the Company; and (ii) in the case of any property distributed to a Member by the Company, the Company’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the regulations thereunder.

“Agreement” shall have the meaning assigned to such term in the preamble of this Agreement.

“Annual Business Plan” shall have the meaning assigned to such term in Section 8.1(a).

“Applicable Laws” shall mean all laws, ordinances, statutes, orders and regulations of any federal, state, or local government, regulatory or administrative authority, any agency or commission thereof, or any court or tribunal, including without limitation all requirements of any Regulatory Authority, applicable to the Company, its subsidiaries or their properties.

“Approval of,” “Approved by,” “Approved” and derivations thereof, when used in reference to a Member, shall mean the written consent or approval of the matter in question by an authorized officer or partner of the Member.

“Approved Annual Business Plan” shall mean an Annual Business Plan that has been submitted by the Sharyland Member and Approved by the TDC Member in accordance with Section 8.1.

“Approved by the Members” shall mean that the matter in question has been Approved by all of the Members pursuant to a request by one of the Members, submitted in accordance with Section 5.2(a) or such other provision of this Agreement as may be applicable.

“Available Cash” shall mean all Company cash funds on hand from time to time (including but not limited to cash derived from operations), but excluding: (i) cash funds obtained as contributions to the capital of the Company by the Members that are being held temporarily pending investment in Footprint Projects that have been Approved by the Members; (ii) cash funds obtained from loans to the Company unless such cash funds are the result, in whole or in part, of a decision by the Company, with the Approval of the TDC Member, to use excess financing proceeds as Available Cash; (iii) cash funds which use is restricted by third parties and (iv) Net Proceeds of any Capital Transaction; after, without duplication of any amounts, (a) payment of all expenses of operations payable as of the date in question, (b) provision for the Working Capital Reserve in such amount as is included in the then applicable Approved Annual Business Plan or is otherwise Approved by the Members, and (c) provision for any other reserves Approved by the Members.

“Bank” shall mean such financial institution as may be Approved by the Members.

“Book-Tax Disparities” shall mean, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member’s share of the Company’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member’s Capital Account balance as maintained pursuant to Section 3.3 and Section 3.4 and the hypothetical balance of such Member’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Business Day” shall mean any day on which the Bank is open for the purpose of conducting business and receiving deposits in Dallas, Texas.

“Capital Account” shall have the meaning assigned to such term in Section 3.3.

“Capital Expenditure Budget” shall have the meaning assigned to such term in Section 8.1(a).

“Capital Transaction” shall mean (a) a sale, condemnation, exchange, abandonment, or other actual or deemed disposition of a System, which is of all or substantially all of such asset, (b) an insurance recovery relating to all or substantially all of such asset, or (c) any other transaction that is considered capital in nature.

“Capital Transaction Post-Payout Percentage” of (i) the Sharyland Member shall mean one percent (1%) and (ii) the TDC Member shall mean ninety-nine percent (99%).

“Carrying Value” shall mean (i) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such Contributed Property or Adjusted Property, as the case may be, charged to the Members’ Capital Accounts and (ii) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 3.4, and to reflect changes, additions (including capital improvements thereto) or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Sharyland Member.

“Certificate” shall have the meaning assigned to such term in Section 1.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding law.

“Company” shall mean the limited liability company governed by this Agreement, as such limited liability company may from time to time be constituted and amended.

“Company Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.

“Company Minimum Gain” has the meaning ascribed to “Partnership Minimum Gain” set forth in Regulations Section 1.704-2(b)(2), and the amount of Company Minimum Gain, as well as any net increase or decrease in Company Minimum Gain, for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Contributed Property” shall mean each property or other asset contributed to the Company, in such form as may be permitted by the Act, but excluding cash contributed or deemed contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 3.4, such property shall no longer constitute a Contributed Property for purposes of Article IV, but shall be deemed an Adjusted Property for such purposes.

“Control” and all derivations thereof shall mean the direct or indirect ability or power to either (i) vote (or direct the vote of) 50% or more of the voting interests in any Person or (ii) direct or cause the direction of the management and policies of another, whether through voting power, contract or otherwise.

“Covered Person” shall mean (i) a Member, (ii) an officer, director, partner, member or shareholder of such Member, (iii) an officer of the Company, or (iv) any Person serving at the request of the Company or the Sharyland Member as an officer, director, partner, member, trustee, employee or agent of any Entity in which the Company holds an interest.

“Depreciation” shall mean, for each fiscal year, an amount equal to the U.S. federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that, if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the Sharyland Member.

“Development Agreement” shall mean that certain Development Agreement entered into by Hunt Transmission Services, L.L.C., a Delaware limited liability company, Sharyland Utilities, the Operating Partnership and InfraREIT, pursuant to which the parties thereto evidenced their understanding with respect to business opportunities and assets of the parties.

“Disclosing Party” shall have the meaning assigned to such term in Section 14.2.

“Effective Date” shall have the meaning assigned to such term in the recitals to this Agreement.

“Emergency” shall mean a sudden or unexpected event or act of God that causes or risks causing (i) material damage to the environment, (ii) material damage to the System, (iii) material damage to other property, equipment or facilities relating to or affecting the System, or (iv) serious injury to any Person.

“Entity” shall mean a Person other than an individual.

“Event of Bankruptcy” as to the Company or a Member shall mean:

(a) filing a voluntary petition in bankruptcy or for reorganization or for the adoption of an arrangement under Title 11 of the United States Code (or any corresponding provision or provisions of succeeding law) or an admission seeking the relief therein provided or the taking of similar action under the laws of any state or local jurisdiction;

(b) making a general assignment for the benefit of its creditors;

(c) consenting to the appointment of a receiver for all or a substantial part of its property;

(d) in the case of the filing of an involuntary petition in bankruptcy, the failure to have such filing dismissed by the earlier of (i) ninety (90) days after filing or (ii) the date of an entry of an order for relief;

(e) the entry of a court order appointing a receiver or trustee for all or a substantial part of its property without its consent; or

(f) the assumption of custody or sequestration by a court of competent jurisdiction of all or substantially all of its property.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Final Adjustment” shall have the meaning assigned to such term in Section 10.3(b)(ii).

“Fiscal Year” shall have the meaning assigned to such term in Section 9.5.

“Footprint Project(s)” shall have the meaning assigned to such term in the Lease Agreements, as amended from time to time in accordance with the Lease Agreements.

“For Cause Event” shall mean the occurrence of (i) a material breach by the Sharyland Member of (x) the then current Approved Annual Business Plan, or (y) this Agreement and such breach of this Agreement constitutes fraud or a violation of a fiduciary duty owed to the Company or the TDC Member, or (ii) any act or omission of the Sharyland Member that constitutes gross negligence or willful misconduct.

“GAAP” shall mean generally accepted accounting principles of the United States of America, consistently applied.

“Good Utility Practices” shall mean the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practices are not intended to be limited to the optimum practice, method or act, to the exclusion of all others, but rather is intended to include practices, methods and acts generally accepted in the region.

“InfraREIT” shall mean InfraREIT, Inc., a Maryland corporation, or any other entity that succeeds such entity as the general partner of the Operating Partnership and elects to be taxed as a REIT.

“Interest” shall mean the entire ownership interest (which may be segmented into and/or expressed as a percentage of various rights and/or liabilities) of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement and in the Act, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and of the Act. For purposes of this definition, an Interest shall also include the Sharyland Interest or the TDC Interest, as applicable.

“IRS” shall mean the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Lease Agreement” shall mean any lease agreement between the Sharyland Member or its Affiliates, on the one hand, and the TDC Member or its Affiliates, on the other, as the same may be amended or supplemented from time to time.

“Liquidating Trustee” shall have the meaning assigned to such term in Section 13.3(a).

“Management Agreement” shall mean that certain Management Agreement entered into by Hunt Utility Services, L.L.C., a Delaware limited liability company (the “Manager”), the Operating Partnership and InfraREIT, pursuant to which the Manager manages the business of the Operating Partnership and InfraREIT.

“Member(s)” shall mean the TDC Member and the Sharyland Member, and such successors, assigns, or additional members as may be admitted to the Company, from time to time, pursuant to the terms and provisions of this Agreement.

“Member Nonrecourse Debt” shall have the meaning ascribed to “Partner Nonrecourse Debt” set forth in Regulations Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” shall mean an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Member Nonrecourse Deductions” shall have the meaning ascribed to “Partner Nonrecourse Deductions” set forth in Regulations Section 1.704-2(i), and the amount of Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Net Loss” shall mean, for any taxable period, the excess, if any, of the Company’s items of loss and deduction for such taxable period over the Company’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Article IV. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Loss is subjected to the special allocation rules in Section 4.6, Net Loss or the resulting Net Profit, whichever the case may be, shall be recomputed without regard to such item.

“Net Proceeds” shall mean, with respect to any Capital Transaction, the proceeds received by the Company in connection with such Capital Transaction reduced by (a) the payment of all costs and expenses incurred by the Company with respect to such Capital Transaction including, without limitation, brokers’ commissions payable to non-Affiliates, title insurance fees, commitment fees, professional fees and other closing costs necessitated or incurred in connection with such Capital Transaction, (b) if the Capital Transaction is a financing or refinancing, or requires payment of indebtedness or fees in connection therewith, the payment by the Company of indebtedness required or intended to be repaid in connection with the transaction in question, and (c) any deposits into the Working Capital Reserve made in accordance with the provisions of this Agreement (without duplication of any amounts in the Working Capital Reserve or other reserve).

“Net Profit” shall mean, for any taxable period, the excess, if any, of the Company’s items of income and gain for such taxable period over the Company’s items of loss and deduction for such taxable period. The items included in the calculation of Net Profit shall be determined in accordance with Article IV. If an item of income, gain, loss or deduction that has been included in the initial computation of Net Profit is subjected to the special allocation rules in Section 4.6, Net Profit or the resulting Net Loss, whichever the case may be, shall be recomputed without regard to such item.

“Non-Public Information” shall have the meaning assigned to such term in Section 14.2.

“Nonrecourse Built-in Gain” shall mean, with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or negative pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 4.7(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” shall have the meaning set forth in Regulations Section 1.704-2(b)(l), and the amount of Nonrecourse Deductions for a Fiscal Year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” shall have the meaning set forth in Regulations Section 1.752- l(a)(2).

“Notice” shall have the meaning assigned to such term in Section 10.6.

“Operating Partnership” shall have the meaning assigned to such term in the recitals to this Agreement.

“Person” shall mean an individual, an estate, a corporation, a partnership, an association, a limited liability company, a joint stock company, a trust or any other Entity.

“Post-Payout Percentage” of (i) the Sharyland Member shall mean ten percent (10%) and (ii) the TDC Member shall mean ninety percent (90%).

“Prior Unpaid Preference Amount” of the TDC Member, as of the end of any other day during the term hereof, shall mean an amount equal to (a) the Unpaid Preference Amount of the TDC Member as of the end of the immediately preceding day, plus (b) the product of the Unpaid Preference Amount of the TDC Member as of the end of the immediately preceding day multiplied by 0.000310538 (i.e., the equivalent daily interest factor for an interest rate of twelve percent (12%) per annum, compounded annually).

“PUCT” shall mean the Public Utility Commission of Texas.

“Purchase Offer” shall have the meaning assigned to such term in Section 13.3(d).

“Recapture Income” shall mean any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized either as ordinary income or as “unrecaptured Section 1250 gain” (as defined in Section 1(h)(7) of the Code) because it represents the recapture of deductions previously taken with respect to such property or asset.

“Receiving Party” shall have the meaning assigned to such term in Section 14.2.

“Recourse Liabilities” shall mean the amount of liabilities owed by the Company (other than Nonrecourse Liabilities and liabilities to which Member Nonrecourse Deductions are attributable in accordance with Section 1.704-(2)(i) of the Regulations).

“Regulations” shall mean the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute proposed or final Regulations.

“Regulatory Allocations” shall have the meaning assigned to such term in Section 4.6(h). “Regulatory Approvals” shall mean the approval of all Regulatory Authorities applicable to the transaction and/or the parties for which the approval is required to be obtained.

“Regulatory Authority(ies)” shall mean the PUCT, the Electric Reliability Council of Texas, the Texas Regional Entity, any governmental agency having jurisdiction over the Company or its assets (including a System) and any self-regulatory organization, including, without limitation, a national securities exchange registered with the Securities and Exchange Commission.

“REIT” shall mean a real estate investment trust within the meaning of the Code.

“REIT IPO” shall have the meaning assigned to such term in the recitals to this Agreement.

“REIT Requirements” shall have the meaning assigned to such term in Section 5.1(d).

“Representatives” shall have the meaning assigned to such term in Section 14.2.

“Residual Gain” or “Residual Loss” shall mean any item of gain or loss, as the case may be, of the Company recognized for U.S. federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 4.7(b)(i)(A) or 4.7(b)(ii)(A) to eliminate Book-Tax Disparities.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Sharyland Interest” shall mean the Interest of the Sharyland Member.

“Sharyland Member” shall have the meaning assigned to such term in the preamble to this Agreement.

“System” shall mean the electric transmission and/or distribution systems that are owned by the Company at the time of reference.

“Taxable Year” shall mean the Company’s taxable year ending December 31 (or part thereof, in the case of the Company’s last taxable year), or such other year as is determined by the Board in compliance with Section 706 of the Code.

“Tax Matters Member” shall have the meaning assigned to such term in Section 10.3(a).

“T&D Project” shall mean a business, project or assets relating primarily to the transmission and/or distribution of electricity.

“TDC Interest” shall mean the Interest of the TDC Member.

“TDC Member” shall have the meaning assigned to such term in the preamble of this Agreement.

“Transfer” shall have the meaning assigned to such term in Section 12.1.

“Unpaid Preference Amount” of the TDC Member, as of the end of any other day during the term hereof, shall mean an amount equal to the Prior Unpaid Preference Amount plus (a) the product of the Unreturned Cash Capital Amount of the TDC Member as of the end of the immediately preceding day multiplied by 0.000310538 (i.e., the equivalent daily interest factor for an interest rate of twelve percent (12%) per annum, compounded annually), minus (b) any distributions made to the TDC Member during the day in question pursuant to Section 4.2(a)(i) or Section 4.3(a). The “Unpaid Preference Amount” of the TDC Member shall never be less than zero (0).

“Unrealized Gain” attributable to any item of Company property shall mean, as of any date of determination, the excess, if any, of (i) the fair market value of such property (as determined under Article IV) as of such date, over (ii) the Carrying Value of such property (prior to any adjustment to be made pursuant to Article IV) as of such date.

“Unrealized Loss” attributable to any item of Company property means, as of any date of determination, the excess, if any, of (i) the Carrying Value of such property (prior to any adjustment to be made pursuant to Article IV) as of such date, over (ii) the fair market value of such property (as determined under Article IV) as of such date.

“Unreturned Cash Capital Amount” of the Sharyland Member, as of the date hereof, shall be zero ($0), and of the TDC Member, as of the date hereof, shall be the amount of capital and property contributed by the TDC Member as of the date hereof plus the Agreed Value of the Contributed Property contributed by the TDC Member, in each case as set forth in the Company’s books and records. The “Unreturned Cash Capital Amount” of any Member, as of the end of any other day during the term hereof, shall mean an amount equal to (a) the Unreturned Cash Capital Amount of such Member as of the end of the immediately preceding day, plus (b) the amount of any cash contributions of capital made to the Company by, and the Agreed Value of any Contributed Property from, such Member during the day in question pursuant to Section 3.2(b) (to the extent not made on the date hereof) or Section 3.2(c), minus (c) any distributions actually made to such Member during the day in question pursuant to Section 4.2(a)(ii) and Section 4.3(b). The Unreturned Cash Capital Amount of each Member shall never be less than zero (0).

“Working Capital Reserve” shall mean a reasonable working capital reserve of funds (including any Working Capital Reserve for Required Footprint Projects) established pursuant to Section 4.2.

“Working Capital Reserve for Required Footprint Projects” shall have the meaning assigned to such term in Section 4.2

Section 2.2 References to this Agreement; Interpretation. Numbered or lettered articles, sections and subsections herein contained refer to articles, sections and subsections of this Agreement unless otherwise expressly stated. The words “herein,” “hereof,” “hereunder,” “hereby,” “this Agreement” and other similar references shall be construed to mean and include this Agreement and all amendments thereof and supplements thereto unless the context shall clearly indicate or require otherwise. The use of the words “include,” “including,” and derivations thereof in this Agreement shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated.

ARTICLE III.

THE MEMBERS; CAPITAL CONTRIBUTIONS

Section 3.1 Identification. The Sharyland Member and the TDC Member shall be the Members of the Company. No other Person may become a Member except by means of a Transfer of an Interest specifically permitted under and effected in compliance with this Agreement or as otherwise Approved by the Members.

Section 3.2 Capital Contributions.

(a) Except as set forth in Section 3.2(d), the Members shall not have any obligation to make contributions to the capital of the Company until such time as any such capital contributions shall have been Approved by the Members.

(b) Each Member has made Capital Contributions to the Company, and the Sharyland Member and the TDC Member own the Sharyland Interest and the TDC Interest, respectively.

(c) The Sharyland Member may request cash capital contributions from the TDC Member upon not less than ten (10) Business Days prior written notice, such notice setting forth the details regarding the amount of the capital and purpose; provided, however, the TDC Member shall have no duty to provide such additional capital to the Company except to the extent such capital is associated with Footprint Projects set forth in the Approved Annual Business Plan or otherwise Approved by the TDC Member. All capital contributions shall be used by the Company for the purposes contemplated in the written notice to the TDC Member or as set forth in the Approved Annual Business Plan. The Sharyland Member may not contribute cash to the Company unless Approved by the TDC Member.

(d) Notwithstanding the foregoing or anything else to the contrary in this Agreement, if the Company is obligated to provide for Footprint Projects (i) required by Regulatory Authorities or (ii) reasonably necessary to satisfy Sharyland Utilities’ or another lessee’s obligation as a regulated utility to serve its customers or to maintain the safety or reliability of a System, and the Working Capital Reserve for Required Footprint Projects is insufficient for such Footprint Projects, the TDC Member shall either (A) contribute to the Company such capital in cash required to make the Working Capital Reserve for the Required Footprint Projects be sufficient for such Footprint Projects or (B) allow, in the Sharyland Member’s sole discretion, (x) the Sharyland Member to contribute such necessary capital in cash or (y) the Sharyland Member to seek and obtain reasonable alternative capital sources for the Company, including, without limitation, admitting additional members.

(e) On each occasion on which any Member is required to make capital contributions to the Company pursuant to this Section 3.2 (including pursuant to an Approved Annual Business Plan), such Member shall deposit its required capital contribution, by wire transfer of immediately available funds, in the account designated by the Sharyland Member maintained at the Bank.

(f) Notwithstanding anything in this Agreement to the contrary, no Member shall have any obligation whatsoever to make any capital or other contributions or loan any funds to the Company except (i) as expressly provided in this Article III, or (ii) as contemplated with respect to any Approved Annual Business Plan. The capital contribution commitments of the Members under this Agreement are solely for the benefit of the Members, as among themselves, and may not be enforced by or for the benefit of any other Person (including any creditor, receiver, or trustee of, or for the benefit of any one or more creditors of, the Company).

Section 3.3 Capital Accounts. A separate “Capital Account” (herein so called) shall be maintained for each Member for the full term of the Agreement in accordance with the capital account rules of section 1.704-l(b)(2)(iv) of the Regulations. Pursuant to the basic rules of section 1.704-1(b)(2)(iv) of the Regulations, the balance of each Member’s Capital Account shall be:

(a) Increased by the amount of cash contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to Section 3.2 and decreased by the amount of cash distributed to such Member (or such Member’s predecessor in interest) pursuant to Article IV;

(b) Increased by the Agreed Value of each property (other than cash) contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company pursuant to Section 3.2 and decreased by the Agreed Value of each property (other than cash) distributed to such Member (or such Member’s predecessor in interest) by the Company pursuant to Article IV;

(c) Increased by the amount of each item of Company Net Profit allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 4.1 hereto;

(d) Decreased by the amount of each item of Company Net Loss allocated to such Member (or such Member’s predecessor in interest) pursuant to Section 4.1; and

(e) Otherwise adjusted in accordance with the other capital account maintenance rules of section 1.704-1(b)(2)(iv) of the Regulations.

Section 3.4 Additional Provisions Regarding Capital Accounts.

(a) If a Member pays any Company indebtedness, such payment shall be treated as a contribution by that Member to the capital of the Company, and the Capital Account of such Member shall be increased by the amount so paid by such Member.

(b) Except as otherwise provided herein, no Member may contribute capital to, or withdraw capital from, the Company. To the extent any monies which any Member is entitled to receive pursuant to Article IV or any other provision of this Agreement would constitute a return of capital, each Member consents to the withdrawal of such capital.

(c) A loan by a Member to the Company shall not be considered a contribution of money to the capital of the Company, and the balance of such Member’s Capital Account shall not be increased by the amount so loaned. No repayment of principal or interest on any such loan, reimbursement made to a Member with respect to advances or other payments made by such Member on behalf of the Company, or payments of fees to a Member which are made by the Company shall be considered a return of capital or in any manner affect the balance of such Member’s Capital Account. The Sharyland Member shall not make a loan to the Company unless such loan is approved by the TDC Member.

(d) No Member with a deficit balance in its Capital Account shall have any obligation to the Company, the other Member or any creditor of the Company or Members to restore said deficit balance. In addition, no venturer or partner in any Member shall have any liability to the Company, the other Member or any creditor of the Company or Members for any deficit balance in such venturer’s or partner’s capital account in the Member in which it is a partner or venturer. Furthermore, a deficit Capital Account balance of a Member (or a capital account of a partner or venturer in a Member) shall not be deemed to be a liability of such Member (or of such venturer or partner in such Member) or a Company asset or property.

(e) Except as otherwise provided herein, no interest will be paid on any capital contributed to the Company or the balance in any Member’s Capital Account.

(f) (i) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 3.4(f)(ii), the Carrying Values of all Company assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the times of the adjustments provided in Section 3.4.(f)(ii) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 4.1 and Section 4.7.

(ii) Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (c) immediately prior to the liquidation of the Company within the meaning of Regulations Section 1.704-l(b)(2)(ii)(g); and (d) in connection with the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity in anticipation of being a Member, provided, however, that adjustments pursuant to clauses (a), (b) and (d) above shall be made only if the Sharyland Member determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(iii) In accordance with Regulations Section 1.704-l(b)(2)(iv)(e), the Carrying Value of Company assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as of the time any such asset is distributed.

(iv) In determining Unrealized Gain or Unrealized Loss for purposes of this Section 3.4, the aggregate cash amount and fair market value of all Company assets (including cash or cash equivalents) shall be determined by the Sharyland Member using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article XIII, shall be determined and allocated by the Liquidating Trustee using such reasonable methods of valuation as it may adopt. The Sharyland Member, or the Liquidating Trustee, as the case may be, shall allocate such aggregate fair market value among the assets of the Company in such manner as it determines in its sole and absolute discretion to arrive at a fair market value for individual properties.

(g) The provisions of the Agreement (including this Section 3.4) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704- l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Sharyland Member shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company, the Sharyland Member, or the TDC Member) are computed in order to comply with such Regulations, the Sharyland Member may make such modification without regard to Section 14.4, provided that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article XIII upon an event requiring winding up of the Company. The Sharyland Member also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-l(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

ARTICLE IV.

ALLOCATIONS OF NET PROFIT AND NET LOSS; DISTRIBUTIONS

Section 4.1 Allocations of Net Profit and Net Loss.

(a) Except as otherwise provided in this Article IV, for any allocation period in which the Company has Net Profit or Net Loss, such Net Profit or Net Loss (and any item of income, gain, loss or deduction thereof) shall be allocated to the Members in a manner such that, as nearly as possible, immediately after such allocation each Member has a positive balance in its

Capital Account equal to the amount such Member would be entitled to receive if the Company were liquidated as of such date, its affairs wound up and its assets distributed to the Members pursuant to Section 4.2, taking into account the Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain before the hypothetical liquidation. Prior to the liquidation of the Company, the assets of the Company on any date shall be deemed to have a value equal to their Carrying Value.

(b) Allocation of Nonrecourse Debt. For purposes of Regulation Section 1.752-3(a), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (i) the amount of Company Minimum Gain and (ii) the total amount of Nonrecourse Built-in Gain shall be allocated 100% to the TDC Member.

(c) Recapture Income. Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent reasonably practicable after taking into account other required allocations of gain pursuant to Sections 4.6 and 4.7, be characterized as Recapture Income in the same proportions and to the same extent as such Members have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

Section 4.2 Distributions of Available Cash. Periodically, but not less frequently than quarterly, Available Cash (if any) shall be distributed among the Members in accordance with the provisions of this Section 4.2. For any period, funds that would otherwise constitute Available Cash need not be so treated and distributed to the extent that such funds are required for, set aside and retained in the Working Capital Reserve, the amount of such reserve to be determined, with the Approval of the TDC Member (which Approval shall not be unreasonably withheld), by the Sharyland Member using reasonable business judgment. The purpose of the establishment and maintenance of the Working Capital Reserve is to avoid a depletion of the Company’s money resources to be used for operations or working capital, but not for capital expenditures with respect to Footprint Projects (other than with respect to any capital expenditure for any Footprint Projects either (i) required by Regulatory Authorities or (ii) reasonably necessary to satisfy Sharyland Utilities’ or another lessee’s obligation as a regulated utility to serve its customers or to maintain the safety or reliability of a System) (“Working Capital Reserve for Required Footprint Projects”). The establishment or maintenance of the Working Capital Reserve is not intended to and will not alter or diminish the rights of the Members to Available Cash except if such funds are retained and used for the purpose for which they were reserved. When and to the extent the Sharyland Member, with the Approval of the TDC Member (which Approval shall not be unreasonably withheld), no longer regards funds set aside and retained in the Working Capital Reserve as reasonably necessary to the efficient conduct of the affairs of the Company, such funds shall be treated as additions to Available Cash.

(a) For each Fiscal Year, Available Cash which is to be distributed among the Members pursuant to this Section 4.2 shall be distributed among the Members as follows and in the following order of priority:

(i) First: Available Cash shall be distributed one hundred percent (100%) to the TDC Member to the least extent necessary to cause the TDC Member’s Unpaid Preference Amount to equal zero (0);

(ii) Second: Available Cash shall be distributed one hundred percent (100%) to the TDC Member to the least extent necessary to cause the TDC Member’s Unreturned Cash Capital Amount to equal zero (0); and

(iii) Third: All remaining Available Cash shall be distributed among both of the Members, pro rata in accordance with their respective Post-Payout Percentages.

Section 4.3 Distributions of Net Proceeds from a Capital Transaction. Promptly following the collection of the Net Proceeds of a Capital Transaction and after payment of the Company’s debts and liabilities and the expenses of such Capital Transaction and/or the establishment of a reasonable reserve for the Company’s debts and liabilities (contingent or otherwise) if deemed necessary by the Sharyland Member, the amount of all such proceeds and cash held by the Company shall be distributed to each of the Members as follows and in the following order of priority:

(a) First: Proceeds shall be distributed one hundred percent (100%) to the TDC Member to the least extent necessary to cause the TDC Member’s Unpaid Preference Amount to equal zero (0);

(b) Second: Proceeds shall be distributed one hundred percent (100%) to the TDC Member to the least extent necessary to cause the TDC Member’s Unreturned Cash Capital Amount to equal zero (0); and

(c) Third: All remaining Proceeds shall be distributed to both of the Members, pro rata in accordance with their respective Capital Transaction Post-Payout Percentages.

Section 4.4 In Kind Distributions. Assets of the Company (other than cash) shall not be distributed in kind to either Member unless Approved by the Members. If any assets of the Company are distributed among the Members in kind, such assets shall be valued on the basis of the fair market value thereof on the date of the distribution, and each distributee shall receive such distribution in kind in lieu of distributions of cash. The fair market value of such assets shall be determined by an independent appraiser Approved by the Members.

Section 4.5 Tax Distributions. Unless otherwise Approved by the TDC Member, the Sharyland Member shall cause the Company to distribute from its funds to each Member with respect to each Taxable Year (within 60 days after the close of such Taxable Year, or on a quarterly or more frequent basis) an amount of cash equal to the taxable income of the Company allocated to such Member with respect to such Taxable Year. Any distribution to a Member pursuant to this Section 4.5 shall be treated as an advance distribution under the appropriate provisions of Section 4.2 or 4.3 that resulted in the allocation of income pursuant to Section 4.1 to which such distribution relates.

Section 4.6 Special Allocation Rules. Notwithstanding any other provision of this Agreement, the following special allocations shall be made in the following order:

(a) Minimum Gain Chargeback. Notwithstanding the provisions of Section 4.1 or any other provisions of this Section 4.6 or Section 4.7, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.

The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 4.6(a) is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and for purposes of this Section 4.6(a) only, each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Article IV of this Agreement with respect to such Fiscal Year.

(b) Member Minimum Gain Chargeback. Notwithstanding any other provision of Section 4.1 of this Agreement or any other provisions of this Section 4.6 or Section 4.7 (except Section 4.6(a) hereof), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Sharyland Member and TDC Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 4.6(b) is intended to comply with the minimum gain chargeback requirement in such Section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 4.6(b), each Member’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Article IV with respect to such Fiscal Year, other than allocations pursuant to Section 4.6(b) hereof.

(c) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704- l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5), or 1.704-l(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 4.6(a) and 4.6(b) hereof with respect to such Fiscal Year, such Member has an Adjusted Capital Account Deficit, items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for the Fiscal Year) shall be specifically allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 4.6(c) is intended to constitute a “qualified income offset” under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) Gross Income Allocation. In the event that any Member has an Adjusted Capital Account Deficit at the end of any Fiscal Year (after taking into account allocations to be made under the preceding paragraphs hereof with respect to such Fiscal Year), each such Member shall be specially allocated items of Company income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain for the Fiscal Year) in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit.

(e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be allocated to the Members in accordance with their respective Interests. If the Sharyland Member determines in its good faith discretion that the Company’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the Sharyland Member is authorized, upon notice to the TDC Member, to revise the prescribed ratio for such Fiscal Year to the numerically closest ratio which would satisfy such requirements.

(f) Member Nonrecourse Deductions. Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Regulations Sections 1.704-2(b)(4) and 1.704-2(i).

(g) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-l(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Regulations.

(h) Curative Allocations. The allocations set forth in this Section 4.6 (the “Regulatory Allocations”) are intended to comply with certain requirements of Treasury Regulations Sections 1.704-l(b) and 1.704-2. Notwithstanding any other provision of this Section 4.1 (other than the Regulatory Allocations), the Sharyland Member is authorized to make offsetting special allocations of Company income, gain, loss or deduction in whatever manner it deems appropriate so that, after such offsetting allocations are made, each Member’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 4.1.

Section 4.7 Allocations for Tax Purposes.

(a) Except as otherwise provided in this Section 4.7, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 4.1 and Section 4.6 hereof.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Members as follows:

(i) (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members consistent with the principles of Section 704(c) of the Code to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution (taking into account Section 4.7(c)); and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 4.1 and Section 4.6 hereof.

(ii) In the case of an Adjusted Property, such items shall:

(A) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 3.4;

(B) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 4.7(b)(i); and

(iii) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner its correlative item of “book” gain or loss is allocated pursuant to Section 4.1 and Section 4.6 hereof.

(iv) all other items of income, gain, loss and deduction shall be allocated among the Members in the same manner as their correlative item of “book” gain or loss is allocated pursuant to Section 4.1 and Section 4.6 hereof.

(c) To the extent Regulations promulgated pursuant to Section 704(c) of the Code permit the Company to utilize alternative methods to eliminate the disparities between the Carrying Value of property and its adjusted basis, the Sharyland Member shall, subject to the following, have the authority to elect the method to be used by the Company and such election shall be binding on all Members; provided that, to the extent that the Sharyland Member has agreed to use a particular method with respect to a Contributed Property, the Sharyland Member shall be bound by such agreement pursuant to the terms thereof.

ARTICLE V.

THE SHARYLAND MEMBER

Section 5.1 Power and Authority of Sharyland Member.

(a) (i) Except as provided in Section 5.2 and elsewhere in this Agreement and except as otherwise provided by applicable law, the Sharyland Member shall have full and exclusive power and authority on behalf of the Company to manage, control, administer and operate the properties, business and affairs of the Company in accordance with this Agreement and to do or cause to be done any and all acts deemed by the Sharyland Member to be necessary or appropriate thereto, and (except as aforesaid in this Section 5.1) the scope of such power and authority shall encompass all matters in any way connected with such business or incident thereto, including property and asset management, compliance with governmental regulations and registration requirements and operational activities of the Company and the authority to bind the Company in making contracts and incurring obligations in the Company’s name in the course of the Company’s business, including, without limitation, causing the Company to enter into, and be bound by the terms of, the Lease Agreements. Without limiting the generality of the foregoing, the Sharyland Member shall have the power and authority to cause the Company to timely perform all of its obligations under all agreements binding upon the Company or its assets, including without limitation, all obligations under the Lease Agreements (including specifically the obligations for Footprint Projects (x) required by Regulatory Authorities or (y) reasonably necessary to satisfy Sharyland Utilities’ or another lessee’s obligation as a regulated utility to serve its customers or to maintain the safety or reliability of a System) and the loan agreements and related documents, including promissory notes and security documents, to which the Company is a party. Further, the Sharyland Member may in its reasonable discretion contract with third-party service providers to perform any of the services it is obligated to provide to the Company under this Agreement.

(ii) Notwithstanding the limitations in Section 5.2 or any other provision of this Agreement, the Sharyland Member shall have the power and authority on behalf of the Company, without the Approval of the TDC Member, to:

(A) make any filing of changes in the Company’s or any of its subsidiaries’ rates or charges that are required to be filed by Applicable Laws; and

(B) consistent with the Lease Agreements, (x) initiate regulatory proceedings with Regulatory Authorities in accordance with Good Utility Practice, including rate proceedings, interim transmission cost of service filings and distribution cost recovery factor filings, (y) initiate, prosecute, defend and participate in any administrative or judicial proceeding reasonably necessary or advisable to operate the System in an economical and efficient manner, provided that the Sharyland Member shall consult with the TDC Member prior to initiating any rate proceeding with the PUCT to change the rates the Sharyland Member can lawfully charge, but, with or without the Approval of the TDC Member, the Sharyland Member shall be authorized to initiate any such rate proceeding.

Furthermore, upon the TDC Member’s request, the Sharyland Member shall file a rate proceeding before the PUCT, and, in such circumstances, the Company or the TDC Member shall be responsible for reimbursing the Sharyland Member for all costs associated with prosecution of such proceeding to the extent that such costs are not recoverable in the Sharyland Member’s PUCT-approved rates.

(iii) The Sharyland Member may elect officers of the Company, who will have the powers and authority and will be governed by the terms and provisions set forth below:

(A) Each officer of the Company shall be a natural person. An officer need not be a resident of the State of Texas, a Member or an employee of the Company.

(B) The officers of the Company, if any, shall have such powers and authority, subject to the direction and control of the Sharyland Member and shall perform such duties in connection with the management of the business and affairs of the Company as are provided in this Company Agreement, or as may be determined from time to time by resolution of the Sharyland Member. In addition, except as otherwise expressly provided herein, each officer shall have such powers and authority as would be incident to his or her office if he or she served as a comparable officer of a Texas corporation.

(C) The officers of the Company, if any, shall consist of a President, a Secretary and a Treasurer, each of whom shall be elected by the Sharyland Member. In addition, the Sharyland Member shall have the authority to elect such other officers, including Vice Presidents and assistant officers, as it may from time to time determine. Any two or more offices may be held by the same person.

(D) Any vacancy occurring in an office may be filled by the Sharyland Member.

(E) Any officer of the Company may be removed by the Sharyland Member whenever in its judgment the best interests of the Company will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the officer so removed. Election as an officer of the Company shall not of itself create any contract rights.

(F) President. The President shall be the chief executive officer of the Company, and, under the direction and subject to the control of the Sharyland Member, the President in general shall supervise and control all of the business and affairs of the Company and shall see that all orders and resolutions of the Sharyland Member are carried into effect. The President may execute any deeds, mortgages, bonds, contracts or other instruments that the Sharyland Member has authorized to be executed and delivered, except in cases where the execution and delivery thereof shall be expressly and exclusively delegated to another officer of the Company by the Sharyland Member or this Company Agreement, or where the execution and delivery thereof shall be required by law to be carried out by another person. In general, the President shall perform all duties incident to the office of President and such other duties as may be prescribed from time to time by the Sharyland Member.

(G) Vice Presidents. Each Vice President, if there be any, shall report to the President. Each Vice President may perform the usual and customary duties that pertain to such office (but not unusual or extraordinary duties or the duties conferred by the Sharyland Member upon the President) and, under the direction and subject to the control of the Sharyland Member and the President, such other duties as may be assigned to him or her from time to time by the Sharyland Member or the President. Any Vice President may be designated by the Sharyland Member as an Executive Vice President.

(H) Secretary. It shall be the duty of the Secretary to attend all meetings of the Company and to record correctly the proceedings of such meetings and record all votes in a book suitable for such purposes. The Secretary shall give, or cause to be given, notice of all meetings of the Company. It shall also be the duty of the Secretary to keep a register in which all transactions pertaining to the Membership Interests shall be correctly recorded. The Secretary shall also perform, under the direction and subject to the control of the Sharyland Member and the President, such other duties as may be assigned to him or her from time to time.

(I) Treasurer. The Treasurer shall have the care and custody of all the funds and securities of the Company that may come into his or her hands as Treasurer. The Treasurer may endorse checks, drafts and other instruments for the payment of money for deposit or collection when necessary or proper and may deposit the same to the credit of the Company in such banks or depositories as the Sharyland Member may designate from time to time, and the Treasurer may endorse all commercial documents requiring endorsements for or on behalf of the Company. The Treasurer may sign all receipts and vouchers for the payments made to the Company. The Treasurer shall render an account of his or her transactions to the Sharyland Member or the President as often as the Sharyland Member or the President shall require from time to time. The Treasurer shall enter regularly in the books to be kept by him or her for that purpose, a full and adequate account of all monies received and paid by him or her on account of the Company. The Treasurer shall also perform, under the direction and subject to the control of the Sharyland Member and the President, such other duties as may be assigned to him or her from time to time.

(J) Delegation of Authority. In the case of any absence of any officer of the Company or for any other reason that the Sharyland Member may deem sufficient, the Sharyland Member may delegate some or all of the powers or duties of such officer to any other officer for whatever period of time the Sharyland Member deems appropriate.

(K) No Initial Officers. There shall be no officers until such time as the Sharyland Member elects such officers as provided in this Section 5.1(a)(iii).

(b) The Sharyland Member shall, subject to the provisions of this Agreement and the availability of cash funds of the Company, use reasonable efforts to implement the then applicable Approved Annual Business Plan, and, subject to the provisions of this Agreement, shall have all right, power and authority to do so.

(c) In exercising its authority under this Section 5.1, the Sharyland Member shall have the power and authority to act alone, and in the name and on behalf of the Company, including the power to execute for and on behalf of the Company any and all documents and instruments which may be necessary to carry on the business of the Company, in connection with the affairs of the Company, except to the extent that (i) the prior Approval of the TDC Member is required pursuant to this Agreement, including but not limited to those described in Section 5.2 hereof, or (ii) any such action is otherwise prohibited, restricted or limited under the provisions of this Agreement, in which case the Sharyland Member may exercise only such authority for which Approval has been given by the TDC Member or which is expressly permitted under this Agreement. Any third party conducting business with the Company shall be entitled to rely on the authority of the Sharyland Member to conduct Company business solely by the execution of any documents or instruments by the Sharyland Member, and such third party shall not be required to determine the authority of the Sharyland Member under this Agreement or to otherwise determine any fact or circumstance bearing upon the existence of the Sharyland Member’s authority to obligate or bind the Company or any fact relating to the Approved Annual Business Plan.

(d) InfraREIT has elected or expects to elect to be treated as a REIT. In order to maintain its status as a REIT, InfraREIT will be required to comply with numerous and complex rules and regulations set forth in the Code and the Regulations, many of which are applied on a quarterly and/or annual basis (the “REIT Requirements”), and the management and operation of the Company by the Sharyland Member will have a material effect on the ability of InfraREIT to continue to maintain its status as a REIT. Accordingly, notwithstanding any other provision of this Agreement or any non-mandatory provision of the Act, the Sharyland Member shall not permit the Company to take any action which (or omit to take any action, the omission of which) would result in (A) less than seventy-five percent (75%) of the assets of the Company at the close of any calendar quarter qualifying as “real estate assets” under Section 856(c)(4)(A) of the Code, (B) more than twenty-five percent (25%) of the assets of the Company at the close of any calendar quarter to consist of assets described in Section 856(c)(4)(B) of the Code, (C) any of the assets of the Company at the close of any calendar quarter to violate or exceed the limitations described in Section 856(c)(4)(B)(iii) of the Code, (D) less than 75% of the gross income of the Company in any calendar year qualifying as income described in Section 856(c)(3) of the Code and less than 95% of gross income in any calendar year qualifying as income described in Section 856(c)(2) of the Code, (E) any portion of the gross revenues or net income of the Company in any calendar year constituting income from a “prohibited transaction” as defined in Section 857(b)(6)(B)(iii) of the Code, or (F) any material amount of the Company’s assets to be property described in Section 1221(a)(l) of the Code (other than “foreclosure property” as defined in Section 856(e) of the Code), (clauses (A), (B), (C), (D), (E) and (F) are collectively referred to herein as the “REIT Restriction Covenants”).

The foregoing provisions are intended to ensure that the assets, income and operations of the Company are such that they will satisfy the various provisions of the Code that restrict the assets, income and operations of REITs and thereby ensure that the REIT status of InfraREIT will not be jeopardized by its direct or indirect ownership of an interest in the Company. In the event that any additional restrictions on the assets, income or operations of REITs are imposed by any new provisions of the Code or Regulations, any amendments to the Code or Regulations or by any judicial precedent or any notice, ruling or release of the U.S. Treasury Department or the IRS, then upon written advice of InfraREIT’s counsel, the Sharyland Member shall agree to amend the provisions of this Section 5.1(d) as required to ensure that the assets, income or operations of the Company will not jeopardize the REIT status of InfraREIT. Notwithstanding any other provision of this Agreement to the contrary, any expenses related to any amendment made pursuant to this Section 5.1(d) or to maintain compliance by the Company with the REIT Requirements or the REIT Restriction Covenants or to continue InfraREIT’s maintenance of its REIT status shall be borne solely by InfraREIT.

Section 5.2 Restrictions on Sharyland Member.

(a) Notwithstanding anything in this Agreement to the contrary, including without limitation Section 5.1, except to the extent required by Applicable Laws, the Sharyland Member shall have no authority to do or permit any of the following acts on behalf of the Company or any of its subsidiary entities without the Approval of the TDC Member (it being recognized that the Approval for any particular act may be contemplated by an Approved Annual Business Plan):

(i) doing any act in contravention of this Agreement or which would make it impossible or unreasonably burdensome to carry on the business of the Company;

(ii) confess a judgment against the Company in any material amount;

(iii) borrow any money from the Company;

(iv) do any other act which the Act specifically requires to be Approved by the Members;

(v) Any acquisition or exchange (including by way of merger, consolidation, business combination or similar transaction) involving the Company or any of its subsidiaries of any assets or the development and construction of any Footprint Projects;

(vi) Any sale, exchange or other Transfer of any assets of the Company or any of its subsidiaries;

(vii) Any incurrence of indebtedness other than in the ordinary course of the Company’s or any of its subsidiaries’ business, or any change in the repayment (including making any voluntary prepayment) or maturity of such indebtedness;

(viii) Any issuance of equity interests, options, warrants, or other similar convertible securities of the Company or any of its subsidiaries to third parties (including, without limitation, their employees and consultants pursuant to equity awards under any equity incentive program), including any material modification thereof, except as provided in Section 3.2(d);

(ix) Any open market purchases of publicly traded securities;

(x) Approval of the Company’s or any of its subsidiaries’ annual budget (construction or operating) or business plan and any related material business policies and any material amendments to the foregoing other than an Approved Annual Business Plan or an amendment thereto, as provided in Section 8.1;

(xi) Expenditures in excess of 5% of the amounts set forth in the then current Approved Annual Business Plan, except (A) to the extent necessary to comply with Applicable Laws or in the case of emergencies so long as such expenditure is reasonable and prudent and consistent with Good Utility Practices or (B) as otherwise expressly provided in Section 8.1(b) or Section 8.1(c);

(xii) Any appointment or removal of outside auditors;

(xiii) Any change to accounting methods (other than as required to comply with the FERC Chart of Accounts or in accordance with an order of the PUCT) or Fiscal Year;

(xiv) Except as provided in Section 5.1(a)(ii), any (w) initiation or settlement of any material litigation, arbitration or administrative proceeding related to the System, (x) settle any rate case or rate proceeding related to the Company or any of its subsidiaries, (y) material changes in the Company’s or any of its subsidiaries’ rates or charges from those in effect on the date hereof, or (z) arrangement or consent, whether written or oral, with respect to such a material change in charges or rates;

(xv) Entry into any lease or any material amendment, waiver, renewal, termination or modification of the Lease Agreements;

(xvi) Any agreement or transaction, directly or indirectly, between the Company or any of its subsidiaries, on the one hand, and the Sharyland Member, on the other hand, other than any transactions described in or contemplated by this Agreement;

(xvii) Any actions pursuant Section 4.7(c) or Article X;

(xviii) Effecting any consolidation of the Company or any of its subsidiaries with another Entity or any merger of the Company or any of its subsidiaries with or into another Entity, or causing the Company to be converted into an Entity other than a Texas limited liability company; or

(xix) Filing any petition seeking to reorganize the Company or any of its subsidiaries pursuant to, or to obtain relief under, any federal or state bankruptcy or insolvency law.

(b) (i) Notwithstanding the provisions set forth in Section 5.2(a), the Sharyland Member shall have the right to take such actions as it, in its reasonable judgment, deems (i) necessary to comply with any order or mandate of a Regulatory Authority; (ii) reasonable and prudent and consistent with Good Utility Practice, or (iii) necessary in an Emergency if, under the circumstances, in the good faith estimation of the Sharyland Member, there is insufficient time to allow the Sharyland Member to obtain the Approval of the TDC Member to such action and any delay would cause the Company to violate such order or mandate of a Regulatory Authority, materially increase the risk to life or health or preservation of assets or cause the Company not to exercise reasonable, prudent, and consistent Good Utility Practices. The Sharyland Member shall notify the TDC Member of each such action or as soon as reasonably practicable thereafter.

(ii) The Sharyland Member and the TDC Member each agree that they will cooperate to assure compliance with all Applicable Laws and lawful requests of any Regulatory Authorities. The TDC Member agrees to provide such information to any Regulatory Authority as the Sharyland Member or such Regulatory Authority may reasonably request in connection therewith. The TDC Member further agrees to use its best efforts to cooperate and promptly respond to any reasonable requests from the Sharyland Member relating to its efforts to comply with any regulatory requirements or to participate in any necessary or advisable legal proceedings, whether judicial or administrative.

Section 5.3 Reimbursement and Fees. Subject to the extent contemplated by the Approved Annual Business Plan, the Sharyland Member shall be reimbursed promptly by the Company for third-party, out-of-pocket administrative costs and expenses reasonably incurred by it in connection with the performance of its duties to the Company. Neither the Sharyland Member nor any of its Affiliates shall be entitled to reimbursement for any internal (i.e., not third party) general or administrative costs or expenses.

Section 5.4 Performance of Sharyland Member. The Sharyland Member, as its continuing covenant, agrees to perform all of its duties and obligations under this Agreement in accordance with the terms and provisions of this Agreement.

Section 5.5 Purchase of Sharyland Interest.

(a) Subject to the provisions of Section 5.5(c), upon the occurrence of any of the following events, the TDC Member may cause the Company to purchase the Sharyland Interest and upon the completion of such purchase the Sharyland Member shall be deemed to have withdrawn from the Company and shall no longer have any authority or power to act on behalf of the Company:

(i) (A) If the Management Agreement is terminated in a manner that requires InfraREIT to pay a Termination Fee (as defined therein), and, in connection with such termination, the TDC Member elects by written notice to the Sharyland Member to cause the Company to purchase the Sharyland Interest pursuant hereto;

(B) If, within a period of thirty (30) days from the date on which the Sharyland Member gives written notice to the TDC Member stating that a For Cause Event has occurred and setting forth in reasonable detail a description of such For Cause Event (it being understood that the Sharyland Member shall give such notice to the TDC Member promptly after the occurrence thereof), (x) the TDC Member elects by written notice to the Sharyland Member to cause the Company to purchase the Sharyland Interest, and (y) within such thirty (30) day period the Sharyland Member has not cured or corrected such For Cause Event or, if such For Cause Event is not reasonably capable of being cured or corrected within such thirty (30) day period, the Sharyland Member has not commenced to cure or correct such For Cause Event during such thirty (30) day period and thereafter diligently proceeded to complete such cure or correction; or

(C) If within a period of ninety (90) days of the occurrence of an Event of Bankruptcy with respect to the Sharyland Member such Event of Bankruptcy is not discharged or stayed and the Company is not reconstituted pursuant to the provisions of this Agreement; and

(ii) Upon payment to the Sharyland Member for the Sharyland Interest of an amount equal to the Sharyland Member’s Capital Account, which shall be calculated as of (A) the date the TDC Member gives notice of its election to cause the Company to purchase the Sharyland Interest if such purchase is pursuant to clause (i)(A) or (i)(B) of this Section 5.5(a), or (B) as of the date of such Event of Bankruptcy if such purchase is made pursuant to clause (i)(C) of this Section 5.5(a).

(b) Subject to the provisions of Section 5.5(c), at any time and for any reason or for no reason, the TDC Member, in its discretion, may cause the Company to purchase the Sharyland Interest by written notice to the Sharyland Member and payment of an amount which is the greater of (i) twenty-five million dollars ($25,000,000), and (ii) five (5) times the Sharyland Member’s Capital Account, calculated as of the notice date.

(c) Notwithstanding anything in this Agreement to the contrary, in the event the TDC Member exercises its rights under Sections 5.5(a) or (b), (i) the Sharyland Interest cannot be purchased and (ii) the Sharyland Member shall not, and cannot be forced to, surrender, resign, transfer, assign or otherwise cease its authority and power under this Agreement unless and until all necessary Regulatory Approvals have been obtained. The parties shall use reasonable best efforts to obtain all such necessary Regulatory Approvals as soon as reasonably practicable. During such time period, the Sharyland Member shall continue to own the Sharyland Interest and shall exercise all of its authority and power pursuant to the terms and conditions of this Agreement and under the Act, including carrying out its obligations in a reasonable and prudent manner and consistent with Good Utility Practices. The Sharyland Member shall continue to have its rights and obligations under this Agreement and the Act during this period, including without limitation, allocations of Net Profit and Net Loss and distributions of Available Cash with respect to the Sharyland Interest.

ARTICLE VI.

THE MEMBERS

Section 6.1 Rights of the Members. In addition to the other rights specifically set forth herein, each Member shall have the right to: (a) have the books and records of the Company and each subsidiary entity (including without limitation those required in the Act) kept at the principal United States office of the Company and at all reasonable times to inspect and copy any of them, (b) have on demand true and full information of all things affecting the Company and any subsidiary Entity and a formal account of the affairs of the Company and any subsidiary Entity, (c) have winding up of the Company by decree of court as provided for in the Act, (d) exercise all rights of a member under the Act (except to the extent otherwise specifically provided for herein) and (e) take, consent to, waive and/or approve all actions and requirements, vote and make all elections permitted or required under or pursuant to this Agreement.

Section 6.2 Liability for the Company’s Obligations. Except as otherwise required by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Members shall not be obligated personally for any such debt, obligation or liability solely by reason of being a Member of the Company. Each Member shall be obligated to make payment of its contributions of capital as and when due hereunder and other payments as provided in this Agreement.

Section 6.3 Use of Affiliates. Any right, power, circumstance or situation wherein a Member may take or require certain actions may be undertaken through an Affiliate of such Member.

ARTICLE VII.

INDEMNIFICATION

Section 7.1 Liability of the Covered Persons. Notwithstanding anything to the contrary set forth in this Agreement, no Covered Person shall be liable for monetary damages to the Company, or any other Member for losses sustained, liabilities incurred or benefits not derived as a result of errors in judgment or mistakes of fact or law or of any act or omission unless such Covered Person acted in bad faith and the act or omission was material to the matter giving rise to the loss, liability or benefit not derived.

Section 7.2 Indemnification.

(a) The Company shall indemnify each Covered Person to the fullest extent provided by the Act from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from or in connection with any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, incurred by such Covered Person and relating to the Company or a Member or the operation of, or the ownership of property by, the Company or such Member as set forth in this Agreement in which any such Covered Person may be involved, or is threatened to be involved, as a party or otherwise, unless it is established by a final determination of a court of competent jurisdiction that: (i) the act or omission of such Covered Person was material to the matter giving rise to the proceeding and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) such Covered Person actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, such Covered Person had reasonable cause to believe that the act or omission was unlawful. Without limitation, the foregoing indemnity shall extend to any liability of any Covered Person, pursuant to a loan guarantee, contractual obligation for any indebtedness or other obligation or otherwise, for any indebtedness of the Company (including, without limitation, any indebtedness which the Company has assumed or taken subject to), and the Sharyland Member is hereby authorized and empowered, on behalf of the Company, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.2 in favor of any Covered Person having or potentially having liability for any such indebtedness. The termination of any proceeding by judgment, order or settlement does not create a presumption that the Covered Person did not meet the requisite standard of conduct set forth in this Section 7.2.(a). The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the Covered Person acted in a manner contrary to that specified in this Section 7.2 with respect to the subject matter of such proceeding. Any indemnification pursuant to this Section 7.2 shall be made only out of the assets of the Company, and any insurance proceeds from the liability policy covering a Member and any Covered Person, and neither the Sharyland Member nor any TDC Member shall have any obligation to contribute to the capital of the Company or otherwise provide funds to enable the Company to fund its obligations under this Section 7.2.

(b) Reasonable expenses paid or expected to be incurred by a Covered Person shall be paid or reimbursed by the Company in advance of the final disposition of any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative made or threatened against a Covered Person upon receipt by the Company of (i) a written affirmation by the Covered Person of the Covered Person’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized in this Section 7.2 has been met and (ii) a written undertaking by or on behalf of the Covered Person to repay the amount if it shall ultimately be determined that the standard of conduct has not been met.

(c) The indemnification provided by this Section 7.2 shall be in addition to any other rights to which a Covered Person or any other Person may be entitled under any agreement, pursuant to any vote of the Members, as a matter of law or otherwise, and shall continue as to a Covered Person who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Covered Person is indemnified.

(d) The Company may purchase and maintain insurance on behalf of the Covered Persons and such other Persons as the Sharyland Member shall determine against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) In no event may a Covered Person subject any of the Members to personal liability by reason of the indemnification provisions set forth in this Agreement.

(f) A Covered Person shall not be denied indemnification in whole or in part under this Section 7.2 because the Covered Person had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(g) The provisions of this Section 7.2 are for the benefit of the Covered Persons, their employees, officers, directors, trustees, partners, members, heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.2, or any provision hereof, shall be prospective only and shall not in any way affect the limitation on the Company’s liability to any Covered Person under this Section 7.2 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or related to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(h) If and to the extent any payments to a Member pursuant to this Section 7.2 constitute gross income to such Member (as opposed to the repayment of advances made on behalf of the Company), such amounts shall constitute guaranteed payments within the meaning of Section 707(c) of the Code, shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members’ Capital Accounts.

ARTICLE VIII.

COMPANY OPERATIONS

Section 8.1 Annual Business Plan; Capital Expenditures Budget.

(a) No later than November 15th of each Fiscal Year, the Sharyland Member shall prepare and submit to the TDC Member for its Approval a proposed Annual Business Plan for the next Fiscal Year (each, an “Annual Business Plan”). The parties agree that any annual business plan of InfraREIT that includes forecasted expenditures for the Company may be deemed an Annual Business Plan hereunder. The Annual Business Plan shall, as a separate line item, specify (without limitation) (i) each category of the operating expenses of the Company and any of its subsidiaries, and (ii) the Capital Expenditure Budget. Except as otherwise contemplated by Section 5.2(a)(xi), Section 8.1(b) or Section 8.1(c), no increases from any category of operating expenses or capital expenditure item in an Approved Annual Business Plan shall be made (and no expenditures shall be made for any such increased amounts therein) without the prior Approval of the TDC Member. With respect to the portion of the Annual Business Plan that is comprised of the Capital Expenditure Budget, the Sharyland Member has provided to the TDC Member the approximate amounts of capital expenditures that the Sharyland Member expects will be needed for purposes of funding Footprint Projects in each Fiscal Year through 2016. No later than October 15th of each calendar year, the Sharyland Member shall review and revise the Capital Expenditure Budget on a rolling three-year basis, taking into account any changed circumstances that (i) make it no longer feasible to incur one or more of the costs reflected on the prevailing Capital Expenditure Budget, (ii) make it necessary to amend the nature or amounts reflected for a particular Footprint Project or (iii) dictate that additional Footprint Projects be added (such budget, as so updated and revised, is referred to herein as the “Capital Expenditure Budget”) and shall submit the Capital Expenditure Budget to the TDC Member for its Approval. The parties envision that the Capital Expenditure Budgets will be the aggregate of all capital expenditures included in CapEx Budgets (as such term is defined in the Lease Agreements) delivered pursuant to the Lease Agreements.

(b) As soon as practicable after any proposed Annual Business Plan is submitted to the TDC Member but no later than forty-five (45) days after receipt by the TDC Member, the TDC Member shall Approve or disapprove such proposed Annual Business Plan. If the proposed Annual Business Plan is Approved by the TDC Member, then such proposed Annual Business Plan shall be deemed thereafter to constitute the Approved Annual Business Plan for the Fiscal Year in question for all purposes hereof, subject to amendment from time to time. If the TDC Member does not Approve the proposed Annual Business Plan, it shall notify the Sharyland Member of its reason(s) for not granting such Approval. The Members shall use their best efforts to resolve any questions with respect to revisions to the proposed Annual Business Plan and to agree upon an Annual Business Plan for the Fiscal Year in question prior to the beginning of the Fiscal Year to which such Annual Business Plan relates. In the event an Annual Business Plan for any Fiscal Year is not Approved by the TDC Member prior to the commencement thereof, the Sharyland Member shall continue to manage, maintain, supervise and direct the Company in accordance with the applicable Approved Annual Business Plan for the previous Fiscal Year dealing solely with maintaining and preserving the assets of the Company in accordance with reasonable, prudent and consistent Good Utility Practices, such as the payment of taxes, insurance, debt service and other expenses necessary to maintain the essential day-to-day operations of the assets of the Company until a new Annual Business Plan is Approved by the TDC Member; provided, however, the Sharyland Member shall be authorized during any interim period to reasonably exceed the budgeted amounts for taxes, insurance, debt service and other costs if the cost of such items has increased above the amounts budgeted therefor for the prior Fiscal Year and such payments are required to preserve the value of the assets.

(c) The Sharyland Member shall have the right from time to time during each Fiscal Year to prepare and submit to the TDC Member for its Approval proposed amendments to the Approved Annual Business Plan for such Fiscal Year. The TDC Member shall, within ten (10) days, Approve, disapprove or make such revision thereto as the TDC Member may deem necessary and proper, which Approval may be withheld by the TDC Member in its sole discretion. The TDC Member shall use its reasonable best efforts to provide some form of response within such ten (10) day period, but a failure of the TDC Member to respond within such ten (10) day period shall constitute disapproval of such amendment. Once Approved by the TDC Member, or so revised by the TDC Member and Approved by the Sharyland Member, such amendments shall be incorporated into and become part of the Approved Annual Business Plan for the Fiscal Year in question. Notwithstanding anything to the contrary contained in this Agreement, amendments or modifications of the Approved Annual Business Plan which reflect changes as a result of an increase in Working Capital Reserve for Required Footprint Projects shall be submitted to the TDC Member but shall not require the Approval of the TDC Member.

(d) Any modifications made to an Annual Business Plan at the request of the TDC Member after submission by the Sharyland Member must also be Approved by the Sharyland Member before the Annual Business Plan is Approved by the Members. It is possible that an Annual Business Plan, or an amendment thereto, may be partially Approved and partially disapproved, in which event, the Sharyland Member shall proceed to conduct business on the basis of the Annual Business Plan to the extent that it is so Approved.

(e) The TDC Member agrees that a Capital Expenditure Budget may contain Footprint Project(s) that require multi-year commitments of funds, capital or credit enhancement. If the TDC Member Approves a multi-year commitment of funds, capital or credit enhancement for such Footprint Projects, the Sharyland Member shall not be required to obtain the re-Approval of the TDC Member for such expenditures or commitments in subsequent years, and such commitments and expenditures shall remain Approved by the TDC Member for purposes of this Agreement whether or not the TDC Member Approves subsequent Annual Business Plans and/or Capital Expenditure Budgets proposed by the Sharyland Member provided that, other than as contemplated by Section 5.2(a)(xi), Section 8.1(b) or Section 8.1(c), any increase in expenditures or commitments for such Footprint Projects does not exceed 105% of the amounts set forth in the then current Approved Annual Business Plan for the year in question and there has been no material increase in time for completion of such Footprint Projects in the current schedule compared to the schedule previously Approved by the TDC Member. Any Footprint Projects with a multi-year commitment must be so designated in the applicable Capital Expenditure Budget and must be the type of Footprint Projects that in the ordinary course of business would be conducted on an extended or multi-year basis as opposed to an annual basis to qualify for the special continuation of funding or commitment without re-Approval provisions of this Section 8.1(e). Continuing Approval of multi-year projects is conditioned upon the cost of the applicable Footprint Project being within 105% of the amounts set forth in the then current Approved Annual Business Plan with no material increase in time for completion in the current schedule compared to the schedule presented when the Footprint Project was previously Approved by the TDC Member. If the Footprint Project budget is in excess of 105% of the amounts set forth in the then current Approved Annual Business Plan or there has been a material increase in the time for completion compared to the schedule previously Approved by the TDC Member, then the increase in the cost of the Footprint Project must be again presented to the TDC Member for Approval with such revised budgets and project schedules as the Sharyland Member shall reasonably determine.

Section 8.2 Insurance. Insurance with respect to the affairs, activities, operations, business, Footprint Projects and other assets of the Company shall be maintained as reasonably required for ownership and prudent operation of electric transmission and distribution facilities as determined by the Sharyland Member from time to time, or any specific provision of an Approved Annual Business Plan.

ARTICLE IX.

ACCOUNTING AND RECORDS

Section 9.1 Books and Records.

(a) The Sharyland Member, at the Company’s expense, shall keep at the Company’s principal office separate books of account for the Company which shall show a true and accurate record of all costs and expenses incurred, all charges made, all credits made and received and all income derived in connection with the operation of the Company’s business in accordance with GAAP as to the Company’s financial position and results of operations. The Sharyland Member shall maintain or cause to be maintained all logs, drawings, manuals, specifications and data and inspection, modification and maintenance records and other materials required to be maintained in respect of the Company’s assets by Applicable Laws or by reasonable and prudent Good Utility Practices.

(b) Each Member shall, at its sole expense, have the right, at any time upon reasonable prior written notice to the other, to examine, copy and audit the Company’s books and records during normal business hours.

Section 9.2 Reports.

(a) The Sharyland Member, at the expense of the Company, shall cause to be prepared and distributed to the TDC Member the following reports:

(i) Unless waived by the TDC Member, monthly: a balance sheet, income statement and statement of cash flows within fifteen (15) days after the last day of each month.

(ii) Quarterly: portfolio reporting forms in such form and containing such information regarding the performance of the Company and its subsidiaries, as the TDC Member may request from time to time within forty-five (45) days following the last day of each calendar quarter.

(iii) Periodically: at least ten (10) days prior to each estimated tax payment date of the TDC Member, an estimate of the taxable income of the Company allocable to the TDC Member for the period for which such estimated tax payment relates, provided that the TDC Member shall furnish the Sharyland Member with notice as to each such estimated tax payment date and applicable period.

(iv) Quarterly: (x) financial statements and other information required under Applicable Laws and by Good Utility Practices, and (y) such additional information, as may be necessary or desirable for an entity subject to the reporting requirements of the Exchange Act, including the Sarbanes-Oxley Act of 2002.

(v) Other: such other financial statements, budgets, plans and schedules as are from time to time reasonably requested by the TDC Member.

(b) The foregoing, to the extent applicable, shall be prepared using GAAP and shall cover the immediately preceding month or quarter, as the case may be, plus the current Fiscal Year through the end of such preceding month or quarter, as the case may be, on both an actual and year-to-date budgeted basis.

Section 9.3 Annual Audit. Within ninety (90) days after the end of each Fiscal Year, a general accounting and audit of the Company in accordance with GAAP shall be completed by the Accountants at the expense of the Company and delivered to the TDC Member by the Sharyland Member. The audit shall be conducted in accordance with the auditing standards of the Public Company Accounting Oversight Board and shall include a balance sheet, statement of operations, statement of members’ capital and statement of cash flows as of and for the Fiscal Year ended as well as appropriate disclosures as required by GAAP and the auditing standards of the Public Company Accounting Oversight Board. The Company shall prepare or cause the Accountants to prepare, such additional information as may be necessary or desirable for an entity subject to the reporting requirements of the Exchange Act, including the Sarbanes-Oxley Act of 2002. In addition, the Sharyland Member, at the expense of the Company, will cause supplemental schedules to the audit report to be included for items or information, such as an audit of Available Cash, as the TDC Member may request. If the additional information requested by the TDC Member cannot be adequately presented as part of the audit report, the Sharyland Member, at the expense of the Company, will engage the Accountants to perform additional attestation services sufficient to comply with the TDC Member’s request.

Section 9.4 Exchange Act Reporting. Notwithstanding anything to the contrary in Section 9.2 or Section 9.3, the Company shall prepare or cause the Accountants to prepare, such additional information relating to the Company, its assets and operations as may be necessary or desirable in order to allow InfraREIT to comply with the reporting requirements of the Exchange Act and any other applicable laws or exchange listing requirements.

Section 9.5 Fiscal Year. The “Fiscal Year” (herein so called) of the Company shall be the calendar year, unless otherwise Approved by the Members. As used in this Agreement, a Fiscal Year shall include any partial calendar year at the beginning and end of the Company term.

Section 9.6 Bank Accounts.

(a) The Sharyland Member shall exercise its commercially reasonable best efforts for the safekeeping and use of all funds and assets of the Company, whether or not in its immediate possession or control. The funds of the Company shall not be commingled with the funds of any other Person and the Sharyland Member shall not employ, or permit any other Person to employ, such funds in any manner except for the benefit of the Company. At the Company’s expense, all signatories on Company bank accounts shall be bonded in an amount and by a fidelity insurance carrier Approved by the TDC Member in the exercise of its reasonable discretion.

(b) The bank accounts of the Company shall be maintained in the Bank and withdrawals shall be made only in the regular course of Company business and as otherwise authorized in this Agreement on such signature or signatures as the Sharyland Member may determine.

Section 9.7 Quarterly Meetings. At least once during each calendar quarter, the Members shall meet in Dallas, Texas or at such other place as may be mutually agreed upon by the Members, at which time the Sharyland Member shall report on the affairs of the Company and the progress being made under the then applicable Approved Annual Business Plan. The meeting of the Members during the last calendar quarter of each Fiscal Year shall be for the purpose of reviewing and approving the Annual Business Plan for the next succeeding year. The Sharyland Member shall be responsible for scheduling the quarterly meetings and shall give at least ten (10) days prior written notice to the other Member of the time and place of the meeting. The costs and expenses of each quarterly meeting shall be borne by the Company.

Section 9.8 Appointment of Representatives. Each of the Sharyland Member and the TDC Member shall appoint a natural Person to be the agent of and for such Member. On the date of this Agreement, the agent of the Sharyland Member is Hunter Hunt, and the agent of the TDC Member is David Campbell. Either Member desiring to change the identity of its agent shall execute and deliver to the other Member a written instrument in which it shall designate the identity of the new agent, provided that no change in a Member’s agent shall be effective until such written notice is provided to the other Member. Such agent shall be responsible for exercising all rights, votes, consents, approvals and consultation rights and privileges of the Sharyland Member and the TDC Member, respectively, under this Agreement. Each of the agents shall be authorized to bind its principal.

ARTICLE X.

TAX MATTERS

Section 10.1 Preparation of Tax Returns. The Sharyland Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items required of the Company for federal and state income tax purposes and shall use all reasonable efforts to furnish, within one hundred and fifty (150) days of the close of each Taxable Year, the tax information reasonably required by the TDC Member for federal and state income tax reporting purposes.

Section 10.2 Tax Elections. Except as otherwise provided herein, the Sharyland Member shall, in its sole and absolute discretion, determine whether to make any available election pursuant to the Code; provided, however, that the Sharyland Member shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder. The Sharyland Member shall have the right to seek to revoke any such election (including, without limitation, the election under Section 754 of the Code) upon the Sharyland Member’s determination in its sole and absolute discretion that such revocation is in the best interests of the Members.

Section 10.3 Tax Matters Member.

(a) General. The Sharyland Member shall be the “tax matters partner” of the Company for federal income tax purposes as defined in Section 6231 of the Code (the “Tax Matters Member”). Pursuant to Section 6223(c)(3) of the Code, upon receipt of notice from the IRS of the beginning of an administrative proceeding with respect to the Company, the Tax Matters Member shall furnish the IRS with the name, address, taxpayer identification number and profit interest of each Member and any of its assignees; provided, however, that such information is provided to the Company by such Member.

(b) Powers. The Tax Matters Member is authorized, but not required:

(i) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Company items required to be taken into account by a Member for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the Tax Matters Member may expressly state that such agreement shall bind all Members, except that such settlement agreement shall not bind any Member (A) who (within the time prescribed pursuant to the Code and Regulations) files a statement with the IRS providing that the Tax Matters Member shall not have the authority to enter into a settlement agreement on behalf of such Member or (B) who is a “notice partner” (as defined in Section 6231(a)(8) of the Code) or a member of a “notice group” (as defined in Section 6223(b)(2) of the Code);

(ii) if a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “Final Adjustment”) is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Company’s principal place of business is located;

(iii) to intervene in any action brought by any other Member for judicial review of a Final Adjustment;

(iv) to file a request for an administrative adjustment with the IRS at any time and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(v) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

(vi) to take any other action on behalf of the Members of the Company in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the Tax Matters Member and the provisions relating to indemnification of the Sharyland Member set forth in Article VII shall be fully applicable to the Tax Matters Member in its capacity as such.

(c) Reimbursement. The Tax Matters Member shall receive no compensation for its services. All third party costs and expenses incurred by the Tax Matters Member in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Company. Nothing herein shall be construed to restrict the Company from engaging an accounting firm and/or law firm to assist the Tax Matters Member in discharging its duties hereunder, so long as the compensation paid by the Company for such services is reasonable.

Section 10.4 Organizational Expenses. The Company shall elect to deduct expenses, if any, incurred by it in organizing the Company ratably over a one hundred eighty (180) month period as provided in Section 709 of the Code.

Section 10.5 Withholding. Each Member hereby authorizes the Company to withhold from or pay on behalf of or with respect to such Member any amount of federal, state, local, or foreign taxes that the Sharyland Member determines the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement, including, without limitation, any taxes required to be withheld or paid by the Company pursuant to Section 1441, 1442, 1445, or 1446 of the Code. Any amount paid on behalf of or with respect to a Member shall constitute a loan by the Company to such Member, which loan shall be repaid by such Member within fifteen (15) days after notice from the Sharyland Member that such payment must be made unless (i) the Company withholds such payment from a distribution which would otherwise be made to the Member or (ii) the Sharyland Member determines, in its sole and absolute discretion, that such payment may be satisfied out of the available funds of the Company which would, but for such payment, be distributed to the Member. Any amounts withheld pursuant to the foregoing clauses (i) or (ii) shall be treated as having been distributed to such Member. Each Member hereby unconditionally and irrevocably grants to the Company a security interest in its Interest to secure such Member’s obligation to pay to the Company any amounts required to be paid pursuant to this Section 10.5. If a Member fails to pay any amounts owed to the Company pursuant to this Section 10.5 when due, the Sharyland Member may, in its’ sole and absolute discretion, elect to make the payment to the Company on behalf of such defaulting Member, and in such event shall be deemed to have loaned such amount to such defaulting Member and shall succeed to all rights and remedies of the Company as against such defaulting Member (including, without limitation, the right to receive distributions). Any amounts payable by a Member hereunder shall bear interest at the base rate on corporate loans at large United States money center commercial banks, as published from time to time in the Wall Street Journal, plus four (4) percentage points per annum (but not higher than the maximum lawful rate under the laws of the State of Texas) from the date such amount is due (i.e., fifteen (15) days after demand) until such amount is paid in full. Each Member shall take such actions as the Company or the Sharyland Member shall request to perfect or enforce the security interest created hereunder.

Section 10.6 Code Section 83 Safe Harbor Election. By executing this Agreement, each Member authorizes and directs the Company to elect to have the “Safe Harbor” described in the proposed Revenue Procedure set forth in Internal Revenue Service Notice 2005-43 (the “Notice”) apply to any interest in the Company transferred to a service provider by the Company on or after the effective date of such Revenue Procedure in connection with services provided to the Company. For purposes of making such Safe Harbor election, the Tax Matters Member is hereby designated as the “partner who has responsibility for federal income tax reporting” by the Company and, accordingly, execution of such Safe Harbor election by the Tax Matters Member constitutes execution of a “Safe Harbor Election” in accordance with Section 3.03(1) of the Notice. The Company and each Member hereby agree to comply with all requirements of the Safe Harbor described in the Notice, including, without limitation, the requirement that each Member shall prepare and file all federal income tax returns reporting the income tax effects of each “Safe Harbor Partnership Interest”) (as described in Section 3.02 of the Notice) issued by the Company in a manner consistent with the requirements of the Notice. Each Member authorizes the Tax Matters Member to amend this Section 10.6 to the extent necessary to achieve substantially the same tax treatment with respect to any interest in the Company transferred to a service provider by the Company in connection with services provided to the Company as set forth in Section 4 of the Notice (e.g., to reflect changes from the rules set forth in the Notice in subsequent Internal Revenue Service guidance), provided that such amendment is not materially adverse to any Member (as compared with the after-tax consequences that would result if the provisions of the Notice applied to all interests in the Company transferred to a service provider by the Company in connection with services provided to the Company).

ARTICLE XI.

REPRESENTATIONS AND WARRANTIES

Section 11.1 Sharyland Member. As of the date hereof each of the statements in this Section 11.1 shall be a true, accurate and full disclosure of all facts relevant to the matters contained therein, and such warranties and representations shall survive the execution of this Agreement. The Sharyland Member hereby represents and warrants that:

(a) The Sharyland Member is a duly organized and validly existing Texas limited partnership and has the requisite right, power and authority to enter into and carry out the terms and provisions of this Agreement.

(b) All formal action required to be taken by the Sharyland Member to execute and deliver and perform its obligations under, this Agreement has been taken by the Sharyland Member and no further approval of any board, court, or other body is necessary in order to permit the Sharyland Member to execute, deliver or perform this Agreement.

(c) The Sharyland Member understands that its right to Transfer all or any portion of its Interest is restricted by the terms and provisions of this Agreement and that it therefore must be prepared to bear the economic risks of its investment for an indefinite period of time.

(d) There are no oral agreements between the Members, and this Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Members or their agents.

Section 11.2 TDC Member. As of the date hereof each of the statements in this Section 11.2 shall be a true, accurate and full disclosure of all facts relevant to the matters contained therein, and such warranties and representations shall survive the execution of this Agreement. The TDC Member hereby represents and warrants that:

(a) The TDC Member is a duly organized and validly existing Texas limited liability company and has the requisite right, power and authority to enter into and carry out the terms and provisions of this Agreement.

(b) All action required to be taken by the TDC Member to execute and deliver and perform its obligations under, this Agreement has been taken and that no further approval of any board, court, or other body is necessary in order to permit the TDC Member to execute, deliver or perform this Agreement.

(c) The TDC Member understands that its right to Transfer all or any portion of its Interest is restricted by the terms and provisions of this Agreement and that it therefore must be prepared to bear the economic risks of its investment for an indefinite period of time.

(d) There are no oral agreements between the Members, and this Agreement may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the Members or their agents.

ARTICLE XII.

TRANSFER OF INTERESTS

Section 12.1 Restrictions on Transfer. Except as expressly provided for in this Agreement, no Member may, without the Approval of the other Member, sell, convey, transfer, assign, mortgage, pledge, hypothecate or otherwise encumber in any way (“Transfer”) all or any portion of or interest in its Interest or any interest it may have in any property of the Company, or withdraw or retire from the Company. Any such attempted Transfer, withdrawal or retirement not permitted hereunder shall be null and void. Notwithstanding anything herein to the contrary, no Transfer of an Interest shall be valid unless and until all necessary Regulatory Approvals applicable to such Transfer have been obtained.

Section 12.2 General Transfer Provisions.

(a) All Transfers shall be by instrument in form and substance satisfactory to counsel for the Company and shall contain an agreement by the assignee to accept the assignment and to accept and agree to all of the terms and provisions of this Agreement, as the same may have been amended, and shall provide for the payment by the assignor of all reasonable expenses incurred by the Company in connection with such assignment, including, without limitation, the necessary amendments to this Agreement to reflect such Transfer (including, without limitation, reasonable attorneys’ fees). The transferor shall execute and acknowledge all such instruments, in form and substance reasonably satisfactory to the Company’s counsel, as may be necessary or desirable to effectuate such Transfer.

(b) In no event shall the Company terminate (other than for tax purposes) upon the admission of any Member to the Company or upon any permitted assignment of an Interest by any Member. Each Member hereby waives its right to liquidate or terminate the Company in such event.

(c) Upon completion of a Transfer in compliance with this Agreement, the transferor shall be released from all future obligations occurring under this Agreement, after the date of such Transfer, provided the assignee of such transferor assumes, by written instrument reasonably acceptable to the Company, all such obligations of the transferor. Notwithstanding the immediately preceding sentence, the transferor shall remain liable for its obligations under this Agreement accruing or occurring on or prior to the date of such Transfer.

(d) Notwithstanding anything to the contrary in this Section 12.2, the TDC Member may mortgage, pledge or otherwise Transfer its Interest to a third party as collateral in connection with a bona fide financing transaction.

Section 12.3 Compliance. Notwithstanding anything to the contrary in this Agreement, at law or in equity, no Partner shall Transfer or otherwise deal with any Interest in a way that would cause a default under any agreement to which the Company is a party or by which it is bound.

ARTICLE XIII.

TERMINATION OF THE COMPANY

Section 13.1 Events of Winding Up. The Company shall commence to wind up upon the first to occur of the following events:

(a) the sale or other disposition (including, without limitation, taking by eminent domain) of all or substantially all of the assets of the Company (subject to any required Regulatory Approvals) unless such sale or other disposition involves any deferred payment of the consideration for such sale or disposition, in which case the Company shall not commence to wind up until the last day of the calendar year during which the Company shall receive the balance of such deferred payment;

(b) the agreement of the Members in writing to wind up the Company;

(c) the occurrence of an Event of Bankruptcy with respect to the Sharyland Member, unless within ninety (90) days after such Event of Bankruptcy the TDC Member consents in writing to continue the business of the Company and to the appointment effective as of the date of such Event of Bankruptcy, of a substitute Sharyland Member;

(d) the issuance of a decree of winding up by a court of competent jurisdiction; or

(e) the occurrence of any other event or action which requires winding up of the Company under Applicable Laws.

Section 13.2 Effect of Winding Up. Upon an event requiring winding up of the Company pursuant to Section 13.1, the Company shall not terminate but shall continue for the purposes (i) of obtaining any necessary Regulatory Approvals required as result of the occurrence of any of the events described in Section 13.1; (ii) as may be required by any Regulatory Agency; and (iii) of distributing or liquidating all of the assets owned by the Company and, if liquidating, collecting the proceeds from such sales and all receivables of the Company until the same has been written off as uncollectible. Upon an event requiring winding up of the Company, the Company shall continue to operate its business in the ordinary course consistent with reasonable and prudent Good Utility Practices, until such time as all necessary Regulatory Approvals relating to the liquidation of the Company have been obtained, but otherwise engage in no further business thereafter other than as necessary for the Company to collect its receivables, liquidate and/or distribute its assets and pay or discharge its liabilities. The liquidating distribution of assets, whether in cash or in kind as hereinafter provided, shall occur in accordance with Section 4.3 hereof. It is intended that the foregoing distributions to each Member will be equal to each Member’s respective positive Capital Account balance as determined after giving effect to all adjustments attributable to allocations of items of income, gain, loss and deduction realized by the Company during the Fiscal Year in question (including items of gain and loss realized on the sale of all properties and assets of the Company pursuant to this Section 13.2 and all adjustments attributable to contributions and distributions of money and property effected prior to such distribution) as described in Section 4.1. To the extent that any such Member’s positive Capital Account balance does not correspond to such distribution, the allocations provided for in Section 4.1 shall be adjusted, to the least extent necessary, to produce a Capital Account balance for the Member which corresponds to the amount of such distribution.

Section 13.3 Sale or Distribution of Assets Resulting from Liquidation.

(a) Unless the Company is continued pursuant to Section 13.1(c), upon an event requiring winding up of the Company, the Sharyland Member or, if the winding up is caused by an Event of Bankruptcy of the Sharyland Member, a third party appointed by the TDC Member, shall act as liquidator trustee (the “Liquidating Trustee”) of the Company and shall diligently proceed to wind up the affairs of the Company in accordance with a plan of liquidation approved by the Members, or, in the case of winding up of the Company caused by an Event of Bankruptcy, by the TDC Member. Such plan of liquidation shall provide that the Company shall continue to operate its business in the ordinary course consistent with reasonable and prudent Good Utility Practices, until such time as all necessary Regulatory Approvals relating to the liquidation of the Company have been obtained. Another Person may be selected by a majority vote of the Interests to succeed the original Liquidating Trustee, or to succeed any subsequently selected successor, whenever the Person originally selected or any such subsequently selected successor, as the case may be, fails for any reason to carry out such purpose. The Liquidating Trustee may be an individual, corporation or general or limited partnership or other Entity.

(b) The Liquidating Trustee shall promptly after an event requiring winding up obtain an appraisal of the assets of the Company by an appraiser with appropriate experience in valuing the types of assets and properties then owned by the Company as selected by the Liquidating Trustee. All of the assets of the Company remaining after any required distributions of such assets in kind as Approved by Members under the terms of this Agreement, other than cash, shall be offered (either as an entirety or on an asset-by-asset basis) promptly for sale, upon such terms as the Liquidating Trustee shall determine using the foregoing appraisal as a guide.

(c) The Members and their Affiliates shall have the right to negotiate or bid for any or all of the remaining assets being offered for sale from and after the date of an event requiring winding up of the Company, but not before such date.

(d) The decision to accept or reject an offer to purchase any remaining assets of the Company (a “Purchase Offer”) shall be made solely by the Liquidating Trustee; provided that, if the Sharyland Member is the Liquidating Trustee and proposes to sell such remaining assets to itself or an Affiliate, the terms of such sale must be Approved by the TDC Member.

(e) In winding up the affairs of the Company, the Liquidating Trustee shall pay the liabilities of the Company in such order of priority as provided by law.

ARTICLE XIV.

MISCELLANEOUS

Section 14.1 Notices. All notices required or permitted by this Agreement shall be in writing, and shall be served personally or by depositing same in the United States mail, addressed to the Member to be notified, by registered or certified mail, with postage prepaid, return receipt requested, or may be transmitted by facsimile or electronic transmission, and addressed to the Members at their respective addresses set forth in Section 1.2, or to such other address as shall from time to time be supplied in writing by either Member to the other Member in accordance with the procedures of this Section 14.1. Notice sent by registered or certified mail, postage paid, with return receipt requested, receipt addressed as above provided, shall be deemed given upon actual receipt or upon the date such notice is tendered and refused delivery at the address provided for herein or the date of failure of delivery by reason of changed address of which no notice was given. If any notice is transmitted by facsimile or electronic transmission, the same shall be deemed served or delivered upon actual receipt. Any notice or other document sent or delivered in any other manner shall be effective only if and when received.

Section 14.2 Confidentiality. Each Member agrees to use all information received by it (the “Receiving Party”) or its Representatives from the other Member, the Company or its Representatives (the “Disclosing Party”) in connection with the business and activities of the Company (“Non-Public Information”) solely for the purpose of the Company’s business and activities, and shall treat confidentially all such Non-Public Information; provided, that this Section 14.2 shall not restrict the Receiving Party from disclosing any Non-Public Information (a) to the extent such Non-Public Information is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of the provisions of this Section 14.2; (b) was or becomes available on a non-confidential basis to the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives, provided that, to the Receiving Party’s knowledge, such source is not prohibited from disclosing such information to the Receiving Party by a contractual, legal or fiduciary obligation; (c) was already in the possession of the Receiving Party or its Representatives prior to the date hereof and was not obtained directly or indirectly from the Disclosing Party or its Representatives; (d) in any legal, judicial or administrative proceeding or otherwise as required by Applicable Laws (in which case the Receiving Party, as applicable, shall promptly notify the Disclosing Party to the extent permitted by law), (e) upon the request or demand of any Regulatory Authority having jurisdiction over the Receiving Party or any of their respective Affiliates (in which case the Receiving Party, as applicable, shall promptly notify the Disclosing Party to the extent permitted by law); or (f) to respective partners, members, directors, officers, employees, Affiliates, advisors, consultants, representatives, and other experts or agents (“Representatives”) of the Receiving Party who need to know such information and are informed of the confidential nature of such information and are or have been advised of their obligation to keep information of this type confidential; and the Receiving Party, as applicable shall be responsible for its Affiliate’s compliance with this Section 14.2).

Section 14.3 Successors and Assigns. Subject to the restrictions on Transfer set forth herein, this Agreement shall bind and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

Section 14.4 Amendments; No Oral Modifications. No oral modification or amendment of this Agreement shall be binding on either Member. This Agreement may be modified or amended only by a written instrument executed by both of the Members.

Section 14.5 Captions. Any article, section or paragraph titles or captions contained in this Agreement are for convenience of reference only and shall not be deemed a part of this Agreement.

Section 14.6 Terms. Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the Person or Entity may in the context require. Any reference to the Code, Act or other statutes or laws shall include all amendments, modifications or replacements of the specific sections and provisions concerned. All plurals used in this Agreement shall, where appropriate, be deemed to be singular, and vice versa.

Section 14.7 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intention of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use their best reasonable efforts to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration under the then current commercial arbitration rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

Section 14.8 Further Assurances. The parties hereto agree that they will cooperate with each other and will execute and deliver, or cause to be delivered, all such other instruments, and will take all such other actions, as either party hereto may reasonably request from time to time in order to effectuate the provisions and purposes hereof, provided that such action is within the reasonable control of the party upon whom the request is made and that such action will not increase the liability or obligation of the party upon whom the request is made unless such increase is specifically required hereunder.

Section 14.9 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Members. It supersedes all prior written and oral statements and no representation, statement, condition or warranty not contained in this Agreement shall be binding on the Members or have any force or effect whatsoever.

Section 14.10 Attorneys’ Fees. If any proceeding is brought by one Member against the other Member to enforce, or for breach of, any of the provisions in this Agreement, the prevailing Member shall be entitled in such proceeding to recover reasonable attorneys’ fees together with the costs of such proceeding therein incurred.

Section 14.11 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas without reference to the principles of conflicts of laws.

Section 14.12 No Third Party Beneficiary. Any agreement to pay any amount and any assumption of liability herein contained, express or implied, shall be only for the benefit of the Members, Covered Persons and their respective heirs, successors and assigns, and such agreements and assumption shall not inure to the benefit of the obligees of any indebtedness or any other party, whomsoever, it being the intention of the Members that, except as otherwise provided in Section 7.2 or this Section 14.12, no one shall be deemed to be a third party beneficiary of this Agreement.

Section 14.13 Approvals. Whenever the Approval of a Member is required by this Agreement, such Member shall have the right to give or withhold such Approval in its sole discretion, unless otherwise specified.

Section 14.14 Drafting Conventions. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and not against the drafting party. Section headings are for convenience only and are not intended to be a part of this Agreement nor shall they in any way limit, define or amplify the provisions hereof. Time shall be of the essence with respect to any time periods prescribed herein.

Section 14.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, binding on the Members, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 14.16 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of either party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

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[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties as of the date hereof.

SHARYLAND UTILITIES, L.P.

By:	/s/ Hunter L. Hunt
Name:	Hunter L. Hunt
Title:	Chairman

TRANSMISSION AND DISTRIBUTION
COMPANY, L.L.C.

By:	/s/ David A. Campbell
Name:	David A. Campbell
Title:	President

Signature Page to SDTS Company Agreement